For Immediate release:

Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces Fourth Quarter
and Calendar Year 2008 Earnings

Indianapolis, Indiana, (February 16, 2009) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $339.3 million for the quarter ended December 31, 2008, a 3.6% decrease, compared to $351.8 million for the same period last year.  The Company also reported net income of $19.0 million, or $0.56 per diluted share, for the quarter ended December 31, 2008, compared to $24.3 million of net income, or $0.65 per diluted share, for the same period last year.  The prior year’s fourth quarter results included a year-to-date adjustment for state tax liabilities which increased net income for the quarter by approximately $2.7 million, or $0.07 per diluted share.

The primary items of significance affecting the fourth quarter of 2008 are outlined below:

Fourth Quarter 2008 Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline service revenues increased 7.0% to $286.7 million for the fourth quarter of 2008 from $268.0 million for the same quarter of 2007, primarily as a result of a shift in the mix of flying toward larger regional jets.

During the quarter the Company took delivery of eight, new 76-seat E175 aircraft and entered into long-term, fixed-rate debt financing arrangements for all eight aircraft.  The Company also removed from service seven 50-seat CRJ-200 aircraft and two 37-seat E135 aircraft during the quarter.

Total operating expenses for the fourth quarter of 2008, including interest expense but excluding fuel charges (which are reimbursable by the Company’s partners) of $263.4 million, increased 10.9% from $237.5 million for the same quarter of 2007.  Operating cost per ASM (CASM), including interest expense but excluding fuel increased to 8.09¢ from 7.38¢ in the prior year’s fourth quarter.  For the quarter, the Company reported a 1.2% increase in available seat miles (ASMs) to 3.26 billion ASMs, up from 3.22 billion ASMs during the same period last year.

This year’s fourth quarter pre-tax results included $4.9 million of expenses, or 0.15¢ per ASM, to accrue for return costs associated with 16 of the 24 CRJ-200 aircraft that are on short-term lease.  During the quarter the Company incurred $5.1 million, or 0.16¢ per ASM, of carrying costs for aircraft that were not in revenue service.  Also, during the quarter the Company had a non-cash, fuel expense adjustment which increased pre-tax income by $4.4 million.

Full Year 2008 Highlights
For the full year ended December 31, 2008, operating revenues increased 14.5% to $1.48 billion, compared to $1.29 billion for the same period last year.  Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline services revenues increased 16.0% to $1.13 billion for 2008 from $0.98 billion for 2007, primarily as a result of an 8.9% increase in block hours and a shift in the mix of flying toward larger regional jets.  The Company also reported net income of $84.6 million for 2008, or $2.42 per diluted share compared to $82.8 million of net income, or $2.02 per diluted share for 2007.

Total ASMs for 2008 increased 14.8% from 2007 to 13.2 billion and block hours increased 8.9% from 2007 to 740,403 in 2008.  Operating cost per ASM (CASM), including interest expense but excluding fuel increased to 7.79¢ in 2008 from 7.58¢ in 2007.

The Company increased its operating fleet to 221 aircraft as of December 31, 2008, from 219 as of December 31, 2007.  Twenty-six additional E175 aircraft were placed into service during the year and twenty-four 37-50 seat aircraft were removed from service.  These removals include all 17 E135 aircraft, 15 of which were flown for Delta and two of which were in charter service, as well as seven CRJ-200 aircraft removed from Continental service in the fourth quarter of 2008.  As of December 31, 2008, the Company owned nine E135 aircraft, eight of which are under firm agreements to be sold.

Balance Sheet Information
At December 31, 2008, the Company had $129.7 million in cash and marketable securities compared to $164.0 million as of December 31, 2007.   The Company’s long-term debt increased to $2.28 billion as of December 31, 2008, compared to $1.91 billion at December 31, 2007. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $685 million as of December 31, 2008 compared to approximately $777 million reported as of December 31, 2007.

As of December 31, 2008, the Company had three aircraft on firm order with Embraer.  The final firm delivery is scheduled to close on February 19, 2009.  The Company maintains approximately 50 option positions for E-jet aircraft with delivery dates beginning in the second quarter of 2010.

Recent Business Developments
On October 15, 2008, the Company announced that it had reached an agreement with Mokulele Airlines of Hawaii to operate four, 70-seat E170 jets under a 10-year capacity-purchase agreement beginning November 19, 2008. The Company agreed to provide $8.0 million in direct financing to Mokulele in the form of a line of credit, which can be converted, at the Company's option, for up to 45% of the common stock of Mokulele.

On October 23, 2008, the Company announced that it had entered into a loan agreement with US Airways to provide up to $35 million in two tranches.  The first tranche of $10 million has been funded.  At US Airways’ option and subject to certain other conditions, the second tranche of $25 million may be funded on March 31, 2009.

On October 24, 2008, the Company announced that it had reached an agreement with American Airlines to amend its airline services agreement.  The Company will lower its reimbursement paid by American by approximately 3%, effective April 1, 2009 and will also reduce the number of aircraft operated under the agreement to 13 from 15 aircraft, effective June 1, 2009.  Also, the amendment includes a three year deferral of American’s early termination option from March 2009 to March 2012.  The agreement’s normal expiration date remains unchanged at February 1, 2013.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,300 flights daily to 104 cities in 36 states, Canada, Mexico, Jamaica and the US Virgin Islands through airline services agreements with seven U.S. airlines. All of the airlines' flights are operated under their airline partner brand names, such as AmericanConnection, Continental Express, Delta Connection, Midwest Airlines, Mokulele Airlines, United Express and US Airways Express. As of December 31, 2008, the airlines employed approximately 4,500 aviation professionals and operated 221 regional jets. For more information on Republic Airways please visit our website at www.rjet.com

The Company will conduct a telephone briefing to discuss its fourth quarter and annual results tomorrow morning at 10:00 a.m. EST. This call is being webcast by Thomson/CCBN and can be accessed at Republic Airways Holdings website at www.rjet.com.  For those wishing to participate please call 800-659-2037 and for international calls please dial 617-614-2713, the password is 21642999. To listen to a telephone replay of the webcast please call 888-286-8010 and the password is 34499224. For international telephone replay please call 617-801-6888 and use the same password.  The replay will be available from February 17, 2009 at 12:30 pm until February 26, 2009.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change
OPERATING REVENUES
Regional Airline Services	$334,530	$347,747	-3.8%	$1,462,211	$1,274,607	14.7%
Other	4,722	4,092	15.4%	17,544	18,070	-2.9%
Total operating revenues	339,252	351,839	-3.6%	1,479,755	1,292,677	14.5%

OPERATING EXPENSES
Wages and benefits	61,709	62,836	-1.8%	252,336	226,521	11.4%
Aircraft fuel	47,817	79,759	-40.0%	327,791	296,573	10.5%
Landing fees	14,806	14,307	3.5%	59,891	53,684	11.6%
Aircraft and engine rent	32,888	33,924	-3.1%	134,206	124,961	7.4%
Maintenance and repair	44,702	34,637	29.1%	169,425	130,237	30.1%
Insurance and taxes	7,498	4,821	55.5%	25,793	19,039	35.5%
Depreciation and amortization	34,057	28,865	18.0%	133,206	106,594	25.0%
Other	32,458	29,214	11.1%	122,012	104,790	16.4%
Total operating expenses	275,935	288,363	-4.3%	1,224,660	1,062,399	15.3%
OPERATING INCOME	63,317	63,476	-0.3%	255,095	230,278	10.8%

OTHER INCOME (EXPENSE)
Interest expense	(35,284)	(28,888)	22.1%	(131,856)	(107,323)	22.9%
Other income	3,007	1,983	51.6%	14,176	11,013	28.7%
Total other income (expense)	(32,277)	(26,905)	20.0%	(117,680)	(96,310)	22.2%

INCOME BEFORE INCOME TAXES	31,040	36,571	-15.1%	137,415	133,968	2.6%

INCOME TAX EXPENSE	12,049	12,304	-2.1%	52,835	51,210	3.2%

NET INCOME	18,991	24,267	-21.7%	84,580	82,758	2.2%
PER SHARE, BASIC	$0.56	$0.66	-15.2%	$2.43	$2.05	18.5%
PER SHARE, DILUTED	$0.56	$0.65	-13.8%	$2.42	$2.02	19.8%
Weighted Average Common Shares
Basic	34,174	36,933	-7.5%	34,855	40,350	-13.6%
Diluted	34,174	37,246	-8.2%	34,949	41,046	-14.9%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Regional airline services revenues, excluding fuel ($000)	286,713	267,988	7.0%	1,134,420	978,034	16.0%
Operating expenses plus interest, Excluding fuel ($000)	263,402	237,492	10.9%	1,028,725	873,149	17.8%
Passengers carried	4,499,049	4,466,422	0.7%	18,917,502	16,286,807	16.2%
Revenue passenger miles (000)	2,306,956	2,333,764	-1.1%	9,700,978	8,581,836	13.0%
Available seat miles (000)	3,256,325	3,218,343	1.2%	13,213,702	11,511,795	14.8%
Passenger load factor	70.8%	72.5%	-1.7 pts	73.4%	74.5%	-1.1 pts
Cost per available seat mile, including interest expense (cents)	9.56	9.86	-3.0%	10.27	10.16	1.1%
Fuel cost per available seat mile (cents)	1.47	2.48	-40.7%	2.48	2.58	-3.9%
Cost per available seat mile, including interest expense, but excluding fuel expense (cents)	8.09	7.38	9.6%	7.79	7.58	2.8%
Operating aircraft at period end:
37-50 seat regional jets	94	118	-20.3%	94	118	-20.3%
70+ seat regional jets	127	101	25.7%	127	101	25.7%
Block hours	175,195	187,477	-6.6%	740,403	679,718	8.9%
Departures	101,290	104,883	-3.4%	422,558	381,415	10.8%
Average daily utilization of each aircraft (hours)	9.6	10.3	-6.8%	10.0	10.3	-2.9%
Average aircraft stage length (miles)	528	521	1.3%	512	522	-1.9%